Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals and AstraZeneca Amend
LINZESS® (linaclotide) Collaboration in China

– Ironwood to receive up to $125 million, consisting of $35 million in non-contingent payments and up to $90 million in commercial milestones, in addition to tiered royalties up to 20 percent –

– AstraZeneca obtains full responsibility for the development, manufacturing and commercialization of LINZESS in China –

CAMBRIDGE, Mass., September 18, 2019 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a GI healthcare company, announced today that it has amended its collaboration agreement with AstraZeneca for the development and commercialization of LINZESS in China. LINZESS was approved by the National Medical Products Administration for adults with IBS-C in China in January 2019. LINZESS is expected to be launched in China in the second half of 2019.

Under the terms of the amended agreement, AstraZeneca will obtain exclusive rights to develop, manufacture and commercialize linaclotide in China (including Hong Kong and Macau) and will be responsible for all expenses associated with these activities. In return, Ironwood will receive up to a total of $125 million, including non-contingent payments totaling $35 million paid in three installments through 2024 and up to $90 million in commercial milestone payments contingent on the achievement of certain net sales targets. Additionally, Ironwood will receive royalties beginning in the mid-single-digit percent and increasing up to 20 percent based on annual net sales of LINZESS in China. In connection with the amended agreement, Ironwood will no longer be jointly funding the development and commercialization of linaclotide or sharing in the net profit from sales in China.

Mark Mallon, chief executive officer of Ironwood, stated, “This amended collaboration – combined with our recent amendment to our Astellas agreement – reflects our continued strategy to focus our efforts in the U.S., thereby streamlining our business while enabling strong partners to bring linaclotide to patients worldwide. AstraZeneca has substantial experience and capabilities in developing and commercializing medicines in China. There are approximately 14 million adults suffering from IBS-C in China, and we believe AstraZeneca is well-positioned to bring LINZESS to these patients.”

The original collaboration between Ironwood and AstraZeneca for linaclotide was established in 2012. Linaclotide is available for the treatment of adults with IBS-C or chronic idiopathic constipation (CIC) in the United States and more than 30 other countries.

About linaclotide

Linaclotide is a guanylate cyclase-C (GC-C) agonist that is thought to work in two ways based on nonclinical studies. Linaclotide binds to the GC-C receptor locally, within the intestinal epithelium. Activation of GC-C results in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established. Linaclotide is marketed by Ironwood and Allergan plc in the United States as LINZESS® and is indicated for the treatment of adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Linaclotide is marketed by Allergan for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA®. AstraZeneca has the exclusive rights to develop and commercialize linaclotide in China (including Hong Kong and Macau). Astellas has the exclusive rights to develop and commercialize linaclotide in Japan. Allergan has rights to develop and market in the rest of the world countries.

Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•	LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.
•	Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).
•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning: http://www.allergan.com/assets/pdf/linzess_pi

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

We are also advancing two late-stage, first-in-category GI product candidates: IW-3718 is a gastric retentive formulation of a bile acid sequestrant being developed for the potential treatment of persistent gastroesophageal reflux disease, and MD-7246 is a delayed-release formulation of linaclotide that is being evaluated as an oral, intestinal, non-opioid, pain-relieving agent for patients suffering from abdominal pain associated with IBS with diarrhea.

Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

Ironwood Forward Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements including statements about the anticipated benefits of the amended collaboration agreement with AstraZeneca including AstraZeneca’s ability to commercialize LINZESS in China; the potential non-contingent and commercial milestone payments and royalties Ironwood may receive under the terms of such agreement; the development, launch, commercial availability and commercial potential of LINZESS in China, including the timing of launch and the patient population in China; Ironwood’s relationships with partners and efforts to make linaclotide available to patients worldwide; and Ironwood’s business and development strategies. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, the effectiveness of commercialization efforts in China, including the risk that certain sales targets, including annual net sales targets of LINZESS in China (including Hong Kong and Macau) are not achieved; decisions by regulatory or other authorities in China; the risk that Ironwood’s clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risks that findings from Ironwood’s completed studies may not be replicated in later studies; the efficacy, safety and tolerability of linaclotide and Ironwood’s other product candidates and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and in Ironwood’s subsequent SEC filings. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements.

Investors and Media:

Meredith Kaya, 617-374-5082

Vice President, Investor Relations and Corporate Communications

mkaya@ironwoodpharma.com

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